Exhibit 99.1

August 15, 2007
For Immediate Release

PRIMARY CONTACT:
Wendy Headrick
UpSNAP, Inc.
704-895-4121, x100

UpSNAP to Merge with Mobile Greetings

Merged Company will combine industry leading voice and data platforms to deliver ad-subsidized, and subscription based rich media services, to all mobile consumers.

Walnut Creek, Calif, - August 15th 2007 - UpSNAP (NASDAQ:OTC UPSN) announced its entry into a definitive agreement to merge with Mobile Greetings, Inc.  Mobile Greetings is a private corporation based in Walnut Creek, California that has created a mobile distribution platform for the automated delivery of rich media services to mobile handsets.

The merger of UpSNAP and Mobile Greetings will allow the combined company to deliver services to all mobile subscribers, regardless of their carrier or phone type. For the first time, the combined company can offer the consumer the richest experience possible, and gives advertisers the potential to reach everyone with a mobile phone with one integrated offering.

The combined company will have the opportunity to enter into new growth markets for content and advertising driven services, and should become better positioned to take advantage of the trend towards direct-to-consumer advertising based services.

"Our media customers are calling for integrated mobile solutions that enable them to offer content and advertising direct to any mobile user," said Tony Philipp, Chairman and CEO of UpSNAP.  By combining our best of breed voice services, with the innovative mobile platform provided by Mobile Greetings, we intend to provide a powerful set of services to any mobile user. This will allow us to extend our advertising supported free offerings and search platform, which may now include music, news, and sports content as well as rich media content.”

Jacob Litke, Chief Executive Officer of Mobile Greetings said: "At Mobile Greetings we have a great track record of delivering a compelling user experience to the millions of people who have downloaded our mobile products. Our merger with UpSNAP will add valuable new revenue streams, and allow us to offer a complete suite of services to all mobile consumers, regardless of carrier or handset type.”

The combined company, for the quarter ended June 30, 2007 would have generated unaudited pro-forma revenues of approximately $946,000, a 45% growth rate over the unaudited pro-forma revenues for the prior quarter ended March 31, 2007.

UpSNAP has retained a placement agent to conduct a private placement of $3 million of UpSNAP securities.  The placement proceeds would be used for working capital of the combined company, certain Mobile Greetings obligations and transaction expenses.

Under terms of the merger agreement, which has been approved by both boards of directors, Mobile Greetings shareholders will receive shares equal to 50% of the common stock of the combined company on a fully diluted basis including shares underlying a $2.2 million convertible note being issued as part of the merger consideration, without giving effect to the private placement.

About UpSNAP Inc.

UpSNAP, Inc. (NASDAQ: UPSN.OB) is the leader in mobile search and live mobile audio entertainment.  With a rich library of branded multimedia content and true mobile search technology, UpSNAP effectively delivers compelling mobile content to consumers, including text and audio content from major entertainment companies in sports, news, music, and information.

UpSNAP offers both branded and white-label services that can be licensed by wireless carriers, service providers, and content providers who wish to incorporate text and streaming audio capabilities into their existing product and service offerings. Visit www.upsnap.com for more information.

About Mobile Greetings Inc.

Mobile Greetings, Inc. founded in 2002, is a premier creator and publisher of mobile products and services. A sophisticated proprietary technology platform allows the creation of the most visually vivid and interactive applications in the mobile industry. Mobile Greetings partners with the largest media brands to deliver compelling rich media content direct to consumers.

Further Information

The merger is subject to customary closing conditions, including approval by Mobile Greetings shareholders and closing of the proposed private financing, and is expected to close in late September 2007.

Nothing in this press release shall constitute an offering of the securities in the placement.  The placement will be qualified persons who meet the offering criteria for participation in a placement of securities not registered under the Securities Act of 1933.

UpSNAP has filed a Form 8-K with the SEC describing the merger transaction and including a copy of the merger agreement.  The Form 8-K is available on the UpSNAP website http://www.upsnap.com  or on the SEC Internet website at http://www.sec.gov.

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PRIMARY CONTACT:
Wendy Headrick
UpSNAP, Inc.
704-895-4121, x100